Exhibit 10.46

JAMES R. MICHAUD	CLIFFS NATURAL RESOURCES INC.
Senior Vice President – Human Resources	200 Public Square, Suite 3300, Cleveland, OH 44114-2315
P. 216.694.5533 james.michaud@cliffsnr.com	P 216.694.5700 cliffsnaturalresources.com

June 7, 2011

William R. Calfee

3911-3 Lander Road

Chagrin Falls, Ohio 44022

Dear Mr. Calfee:

Due to your planned retirement on July 1, 2011, the Compensation & Organization Committee of the Board of Directors has approved a consulting arrangement and special treatment of your Long-Term Incentive (LTI) and Management Performance Incentive (MPI) awards.

The specific elements include:

•	One year consulting agreement paid at a monthly rate of $8,000.00.

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The consulting agreement would be renewable after 12 months; by agreement of both you and a designated representative of Cliffs Natural Resources Inc. (the “Company”). The parties commit to give each other at least 60 days advance written notice of intent to renew this agreement.

•	Consulting duties include:

•	Assistance in the development of the new commercial organization,

•	Working on the Arcelor Mittal Issues, and

•	Any other assignments that help add value to the organization.

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Your consulting duties should not prevent you from experiencing a “separation from service” for purposes of nonqualified deferred compensation plans of the Company that are subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”) because we anticipate that the level of consulting services you will be asked to perform will not exceed 20 percent of the average level of services you performed during the last few years of your employment.

•	Upon signing the consulting agreement and prior to your planned retirement, the Company will make a one-time payment of $30,000 to you.

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Your outstanding LTI awards for the 2009 - 2011 and 2010 - 2012 LTI Incentive Periods will not be prorated as a result of your retirement and the amounts payable thereunder will be based on the degree of actual achievement and will be determined and paid in the normal course following the completion of each LTI cycle. You will not forfeit any portion of the Performance Shares or the Restricted Share Units (RSUs) granted to you for both cycles solely as a result of your retirement, notwithstanding Section 8.4 or 10.5 of the Amended and Restated Cliffs 2007 Incentive Equity Plan, as amended, or any other provision of that Plan or the applicable award agreements that would have required such proration or forfeiture. In effect, your Performance Shares and RSUs will be settled as though you remained employed throughout the entire incentive period and will be based on the level of the Company’s actual performance when measured against the applicable performance objectives over the entire applicable incentive period. This additional vesting will not accelerate the date of payment of such awards, and the Company will make such payments to you in a manner that complies with Section 409A of the Code.

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Your 2011 MPI Plan award will not be prorated on account of your retirement. Instead, you will be paid the 2011 MPI award as though you remained employed through the date the 2011 MPI awards are paid to other senior executives. The Organizational MPI Grant will be calculated based upon the Company’s actual performance during 2011 when measured against the twelve performance criteria listed in the March 8, 2011 MPI award letter from Joe Carrabba. The additional vesting and the waiving of the requirement that you be employed on the date of payment of the 2011 MPI award provided by this paragraph will not accelerate the date of payment of the 2011 MPI award, and the Company will make such payment to you in a manner that complies with Section 409A of the Code.

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The Company will provide you with additional payments, if necessary, equal to the amount of any additional tax or interest incurred or assessed, including an amount equal to the income tax on such additional payments, if the 2009-2011 LTI award, the 2010-2012 LTI award, the 2011 MPI award or any payments thereof do not comply with Section 409A of the Code. The Company shall make such additional payments to you by the end of the calendar year following the calendar year in which you remit the additional taxes or interest.

Bill, please sign below to indicate your acceptance of the consulting arrangement and special treatment of your LTI and MPI awards described above. A separate agreement detailing your responsibilities and those of the Company in your consulting role will be supplied as well.

Sincerely,

/s/ James R. Michaud
James R. Michaud Senior Vice President – Human Resources

Accepted:	/s/ William R. Calfee
William R. Calfee

Date:	June 7, 2011